   As filed with the Securities and Exchange Commission on November 25, 1997.
                                                   Registration No. ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               QUEST MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                                        75-1646002
 (State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                       Identification No.)


                              201 ALLENTOWN PARKWAY
                               ALLEN, TEXAS 75002
                                 (972) 390-9800
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                 ---------------

                               Thomas C. Thompson
                                    President
                              201 Allentown Parkway
                               Allen, Texas 75002
                                 (972) 390-9800

                      (Name, address, and telephone number,
                   including area code, of agent for service)
                                 ---------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
    TITLE OF SHARES             AMOUNT            PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
   TO BE REGISTERED              TO BE             AGGREGATE PRICE           AGGREGATE             REGISTRATION
                              REGISTERED             PER UNIT(1)         OFFERING PRICE(1)              FEE
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
     Common Stock,
    $.05 par value              100,000               $6.8125(2)             $681,250(2)               $206.44
=====================================================================================================================


(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Quest Medical, Inc. on November 20, 1997, as reported by the Nasdaq National Market.

  ---------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               QUEST MEDICAL, INC.

                                 100,000 SHARES
                                  COMMON STOCK

         This Prospectus relates to an offering of up to 100,000 shares of common stock, par value $.05 per share (the "Common Stock"), of Quest Medical, Inc., a Texas corporation (the "Company"), acquired pursuant to that certain Quest Medical, Inc. Common Stock Purchase Warrant dated February 21, 1997 granted by the Company to Robert L. Swisher, Jr. (the "Selling Shareholder").

         The Common Stock being registered is being offered for the account of the Selling Shareholder. See "Selling Shareholder." The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby. The shares may be offered in transactions on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

         The Common Stock is quoted on the Nasdaq National Market under the symbol "QMED." On November 20, 1997 the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $7.00 per share.

   SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE
        CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.


                The date of this Prospectus is November 25, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements and other information filed by the Company with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its Central Regional Office located at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of such material may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements, information statements and other information regarding the Company. The Commission's Web site address is http://www.sec.gov. The Company is a publicly held corporation and its Common Stock is traded on the Nasdaq National Market under the symbol "QMED." Reports, proxy statements, information statements and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20549.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

         The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

                               Quest Medical, Inc.
                              201 Allentown Parkway
                               Allen, Texas 75002
                            Telephone: (972) 390-9800
                        Attention: F. Robert Merrill III,
                                    Secretary

         The Company's (i) Annual Report on Form 10-K, which contains audited financial statements for the fiscal year ended December 31, 1996, (ii) all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K, and (iii) a description of the Common Stock contained in the Company's registration statement on Form SB-2, dated September 28, 1995 (Commission File Number 33-62991), including any amendment or reports filed for the purpose of updating such description, are hereby incorporated by reference into this Prospectus.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein will be deemed to be modified, replaced or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

         Quest Medical, Inc. designs, develops, manufactures and markets a variety of healthcare products used primarily in cardiovascular surgery, interventional pain management and intravenous fluid delivery applications. The Company operates several stable and profitable product lines, including cardiovascular products (such as pressure control valves, filters and surgical retracting tapes), specialized intravenous fluid delivery tubing sets and accessories and pressure monitoring kits used primarily in labor and delivery. The Company has levered these product lines, its existing corporate infrastructure and its core competencies in manufacturing, engineering and regulatory affairs to expand into new markets as evidenced by the internally funded development of the Quest MPS(R) myocardial protection system, an innovative and sophisticated system designed to manage the delivery of solutions to the heart during open-heart surgery. In addition, through its wholly-owned subsidiary, Advanced Neuromodulation Systems, Inc., the Company designs, develops, manufactures and markets a line of electronic spinal cord stimulation devices used to manage chronic severe pain.

         The Company is a Texas corporation formed in 1979. The Company's principal executive offices are located at 201 Allentown Parkway, Allen, Texas 75002, and its telephone number is (972) 390-9800.

                                  RISK FACTORS

         A discussion of "Risk Factors" relating to the Company is located in the Company's 1996 Annual Report on Form 10-K under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation-Outlook and Uncertainties," which is incorporated by reference in this Prospectus.

                               SELLING SHAREHOLDER

         The Selling Shareholder has informed the Company that he reasonably expects to sell the number of shares of Common Stock set forth in the following table within eighteen months after the date of this Prospectus. The table below sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholder immediately prior to this offering and as adjusted to reflect the sale of shares of Common Stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the respective Selling Shareholder.

                                    Beneficial Ownership                    Beneficial Ownership
                                      Prior to Offering                       After Offering(1)
                          -----------------------------------------      --------------------------
                          Number of       Percent of      Shares to       Number of      Percent of
Name of Beneficial Owner   Shares          Class          be Sold          Shares          Class
------------------------   ------          -----          -------          ------          -----
Robert L. Swisher, Jr.     500,000           5.8%          100,000         400,000          4.6%




------------------
(1)  Assumes all the shares of Common Stock that may be offered are sold.

                              PLAN OF DISTRIBUTION

         The sale of the Common Stock offered hereby may be effected from time to time directly, or by one or more broker-dealers or agents, in one or more transactions on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

         In the event one or more broker-dealers or agents agree to sell the Common Stock, they may do so by purchasing the Common Stock as principals or by selling the Common Stock as agent for the Selling Shareholder. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to the Company's Common Stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation Regulation M, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Shareholder. All of the foregoing may affect the marketability of the Common Stock.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the offering.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                     EXPERTS

         The financial statements and schedule of the Company included in the Annual Report on Form 10-K referred to under "Documents Incorporated by Reference" have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Company's Articles of Incorporation include a provision eliminating or limiting director liability to the Company and its shareholders for monetary damages arising from acts or omissions in the director's capacity as a director. Consistent with the Texas Business Corporation Act, the Company's Articles of Incorporation do not eliminate or limit a director's liability to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under Texas law, the Company's Articles of Incorporation or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Registration fee                                         $  207*
         Accounting fees and expenses                              1,500*
         Legal fees and expenses                                   5,000*
         Blue Sky fees and expenses (including counsel fees)       1,000*
         Miscellaneous expenses                                      293*
                                                                  -------
                           Total:                                 $ 8,000

---------------
*  Estimated

All of the above expenses will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Consistent with the Texas Business Corporation Act, the Company's Articles of Incorporation include a provision eliminating or limiting director liability to the Company or its shareholders for monetary damages arising from certain acts or omissions in the director's capacity as a director. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-6 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                     (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act.

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allen, State of Texas, on November 25, 1997.

                                            QUEST MEDICAL, INC.



                                            By: /s/ Thomas C. Thompson
                                               --------------------------
                                                Thomas C. Thompson,
                                                President

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                   Title                                       Date
         ---------                                   -----                                       ----

/s/Thomas C. Thompson                       President and Director of Quest               September 30, 1997
--------------------------------                 Medical, Inc. (Principal
Thomas C. Thompson                               Executive Officer)

/s/F. Robert Merrill III                    Senior Vice President - Finance,              September 30, 1997
--------------------------------                 Secretary and Treasurer of
F. Robert Merrill III                            Quest Medical, Inc. (Principal
                                                 Financial and Accounting
                                                 Officer)

/s/Linton E. Barbee                         Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Linton E. Barbee

/s/Robert C. Eberhart                       Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Robert C. Eberhart

/s/Richard D. Nikolaev                      Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Richard D. Nikolaev

/s/Hugh M. Morrison                         Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Hugh M. Morrison

/s/Michael J. Torma                         Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Michael J. Torma


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Thomas C. Thompson and F. Robert Merrill III his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                       Date
         ---------                                   -----                                       ----
/s/Thomas C. Thompson                       President and Director of Quest               September 30, 1997
--------------------------------                 Medical, Inc. (Principal
Thomas C. Thompson                               Executive Officer)

/s/F. Robert Merrill III                    Senior Vice President - Finance,              September 30, 1997
--------------------------------                 Secretary and Treasurer of
F. Robert Merrill III                            Quest Medical, Inc. (Principal
                                                 Financial and Accounting
                                                 Officer)

/s/Linton E. Barbee                         Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Linton E. Barbee

/s/Robert C. Eberhart                       Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Robert C. Eberhart

/s/Richard D. Nikolaev                      Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Richard D. Nikolaev

/s/Hugh M. Morrison                         Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Hugh M. Morrison

/s/Michael J. Torma                         Director of Quest Medical, Inc.               September 30, 1997
--------------------------------
Michael J. Torma

                                INDEX TO EXHIBITS


   Exhibit
   Number                       Description of Exhibits
   ------                       -----------------------

     *5.1        Opinion of Hughes & Luce, L.L.P.
    *23.1        Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
    *23.2        Consent of Ernst & Young LLP
    *24.1        Power of Attorney (included in Part II of this Registration
                 Statement)

---------------
*Filed Herewith.